Exhibit 99.1

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neopharm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES CHIEF FINANCIAL OFFICER TO DEPART

WAUKEGAN, Illinois — June 8, 2006 — NeoPharm, Inc. (Nasdaq: NEOL) today announced that Lawrence A. Kenyon has tendered his resignation as the Company’s Executive Vice President and Chief Financial Officer and Corporate Secretary, to pursue other interests. Mr. Kenyon’s resignation will be effective as of August 31, 2006. The Company has initiated a search for Mr. Kenyon’s successor.

“We appreciate Larry’s contributions to NeoPharm during his time here at the Company as well as his flexibility in allowing us time to find his replacement,” said Guillermo A. Herrera, NeoPharm’s President and Chief Executive Officer. “We wish him well in his future endeavors.”

NeoPharm’s Commitment to Oncology

NeoPharm employees share a common goal: bringing hope to cancer patients and their families through the research and development of new cancer drugs and therapies. The Company’s oncology portfolio is built on two novel, proprietary platforms: a tumor-targeting platform, and the NeoLipid® Liposomal Drug Delivery platform. Through its research and clinical studies, as well as its work with physicians, scientists, and advocacy groups, NeoPharm is helping to enhance the lives of cancer patients.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.neopharm.com.

Forward Looking Statements — This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, uncertainty regarding the availability of qualified personnel, including, but not limited to, finding a qualified replacement for the Company’s CFO, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products ,the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.